Exhibit 99.1

Mistras Group, Inc. Delivers Strong Revenue and Earnings Growth as FY 2011 Revenue increases 24%, Adjusted EBITDA up 33%

Fourth Quarter Revenue and Adjusted EBITDA* Increases 28%; Provides Guidance of Continuing Double Digit Growth for FY 2012

PRINCETON JUNCTION, N.J., Aug. 09, 2011 (GLOBE NEWSWIRE) — Mistras Group, Inc. (NYSE:MG), a leading “one source” global provider of technology-enabled asset protection solutions, today reported record financial results for the fourth quarter and fiscal year ended May 31, 2011.  Revenue for the fourth quarter of fiscal 2011 was $102.1 million, an increase of 28%, over the $79.8 million reported in the fourth quarter of fiscal 2010. Adjusted EBITDA*, a non-GAAP measure detailed later in this release, increased 28% to $17.5 million in the fourth quarter of fiscal 2011 versus $13.7 million in the fourth quarter of fiscal 2010. Net income for the fourth quarter of fiscal 2011 grew by 27% to $6.7 million, or $0.25 per diluted share, versus $5.3 million, or $0.20 per diluted share, in the fourth quarter of fiscal 2010.  For the year, net income was $16.4 million, or $0.61 per diluted share, versus $10.4 million, or $0.43 per diluted share, in fiscal 2010. Fiscal 2011 net income includes a fourth quarter pre-tax provision of $0.7 million for slow-moving inventory. Earnings per share would have been $0.26 and $0.63 per diluted share for the 2011 fourth quarter and fiscal year, respectively, without this inventory charge.

Consistent with prior quarters, organic growth was a significant driver behind the overall revenue increase, contributing growth rates of 14% and 16% for the 2011 fourth quarter and fiscal year, respectively.  During the fourth quarter, the Company achieved broad based revenue growth across all of its business segments and surpassed $100 million in quarterly revenue for the first time.

Financial Highlights for the 4th Quarter and FY 2011 Fiscal Year:

•                  Revenue grew 24% in fiscal 2011 to $338.6 million, an increase of $66.5 million, up from $272.1 million in fiscal 2010.

•                  Adjusted EBITDA*, a non-GAAP measure detailed later in this release, grew 33% to $52.3 million in fiscal 2011 versus $39.5 in fiscal 2010.

•                  Adjusted EBITDA* as a percentage of revenue increased 100 basis points in fiscal 2011 to 15.5%, versus 14.5% for fiscal 2010.

•                  Net income grew 58% for fiscal 2011 to $16.4 million, or $0.61 per diluted share, up from $10.4 million or $0.43 per diluted share in fiscal 2010.

•                  The Company generated $25.3 million in net cash from operating activities in fiscal 2011, versus $19.0 million in fiscal 2010, representing an increase of 33%.

•                  Gross profit margin was 31.5% in the fourth quarter and 30.5% for all of Fiscal 2011.  Excluding the inventory provision mentioned above, Gross Profit margin was 32.2% in the fourth quarter and 30.7% for the 2011 fiscal year, representing increases over both corresponding prior year periods.

Chairman and Chief Executive Officer, Dr. Sotirios J. Vahaviolos stated that, “Once again, we are very pleased by the consistent financial results produced by the Mistras model.  In both the fourth quarter and fiscal year, the Company generated record revenues, gross profit, operating income, net income, earnings per share and adjusted EBITDA. Our unique approach which provides “One Source Asset Protection Solutions” to our customers, has once again produced significant amounts of organic and acquisition revenue growth.   The growth fundamentals of our business are strong and we believe this growth is a testament as to how our technology based solutions are being received and implemented by our customers.”

Business Outlook/Guidance for Fiscal Year 2012

The Company’s outlook is for continued double digit growth in revenue and Adjusted EDITDA*. The Company projects its fiscal 2012 revenues to be in the range of $375 million to $390 million and Adjusted EBITDA* to be in the range of $59 million to $64 million. Mistras does not provide specific guidance for individual quarters, but will reaffirm or update its annual guidance at least quarterly.  Dr.Vahaviolos concluded, “The Company is very pleased with the prospects for its business for fiscal 2012 and beyond.  We believe that the Mistras model will continue to deliver the double digit growth in revenue and adjusted EBITDA that we have achieved for several years.”

Earnings Conference Call

In connection with this earnings release, Mistras will hold its quarterly conference call on Wednesday, August 10 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com.  Individuals in the U.S. wishing to participate in the conference call by phone may call 866-730-5770 and use confirmation code 90453125 when prompted. The International dial-in number is 857-350-1594.

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com or contact Frank Joyce, Chief Financial Officer at 609-716-4103.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position. These forward-looking statements  generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases.  Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all.  These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements.  A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 17, 2010 and its Annual Report on Form 10-K for fiscal year 2011, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term “Adjusted EBITDA” is a financial measurement not calculated in accordance with U.S. generally accepted accounting principles. The Company believes that investors and other users of the financial statements benefit from the presentation of Adjusted EBITDA because it provides an additional metric to compare the Company’s operating performance on a consistent basis and measure underlying trends and results of the Company’s business. An explanation of Adjusted EBITDA and a reconciliation of this to a financial measurement under GAAP are set forth in a table attached to this press release.

Mistras Group, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	May 31, 2011	May 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$10,879	$16,037
Accounts receivable, net	78,031	54,721
Inventories, net	9,830	8,736
Deferred income taxes	1,278	2,189
Prepaid expenses and other current assets	6,761	6,599
Total current assets	106,779	88,282
Property, plant and equipment, net	49,168	39,981
Intangible assets, net	27,304	16,088
Goodwill	64,146	44,315
Other assets	1,240	1,273
Total assets	$248,637	$189,939

LIABILITIES, PREFERRED STOCK AND EQUITY
Current liabilities
Current portion of long-term debt	$7,226	$7,610
Current portion of capital lease obligations	5,853	5,370
Accounts payable	6,656	4,640
Accrued expenses and other current liabilities	28,028	20,090
Income taxes payable	2,825	3,281
Total current liabilities	50,588	40,991
Long-term debt, net of current portion	14,625	5,691
Obligations under capital leases, net of current portion	9,623	9,199
Deferred income taxes	2,863	2,087
Other long-term liabilities	3,452	1,417
Total liabilities	81,151	59,385

Commitments and contingencies
Preferred stock, 10,000,000 shares authorized	—	—
Equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 27,667,122 and 26,663,528 shares issued and outstanding as of May 31, 2011 and May 31, 2010, respectively	277	267
Additional paid-in capital	180,594	162,054
Accumulated deficit	(14,017)	(30,448)
Accumulated other comprehensive loss	303	(1,587)
Total Mistras Group, Inc. stockholders’ equity	167,157	130,286
Noncontrolling interest	329	268
Total equity	167,486	130,554
Total liabilities, preferred stock and equity	$248,637	$189,939

Mistras Group, Inc.

Unaudited Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended May 31,		Year ended May 31,
	2011	2010	2011	2010
Revenues:
Services	$92,086	$72,188	$308,702	$248,672
Products	10,043	7,596	29,887	23,456
Total revenues	102,129	79,784	338,589	272,128
Cost of Revenues:
Cost of services	61,758	49,075	209,512	169,591
Cost of goods sold	4,664	2,705	12,468	8,889
Depreciation of services	3,324	2,578	12,576	9,840
Depreciation of products	163	81	630	670
Total cost of revenues	69,909	54,439	235,186	188,990
Gross profit	32,220	25,345	103,403	83,138
Selling, general and administrative expenses	18,884	14,534	65,983	55,463
Research and engineering	512	884	2,150	2,402
Depreciation and amortization	1,497	1,115	5,386	4,673
Legal reserve	(78)	—	273	(297)
Income from operations	11,405	8,812	29,611	20,897
Other expenses
Interest expense	816	706	2,773	3,531
Loss on extinguishment of long-term debt	—	—	—	387
Income before provision for income taxes	10,589	8,106	26,838	16,979
Provision for income taxes	3,940	2,835	10,502	6,527
Net income	6,649	5,271	16,336	10,452
Net loss (income) attributable to noncontrolling interests, net of taxes	69	7	95	(23)
Net income attributable to Mistras Group, Inc.	6,718	5,278	16,431	10,429
Accretion of preferred stock	—	—	—	6,499
Net income attributable to common shareholders	$6,718	$5,278	$16,431	$16,928
Earnings per common share:
Basic	$0.25	$0.20	$0.61	$0.78
Diluted	$0.25	$0.20	$0.61	$0.43
Weighted average common shares outstanding:
Basic	26,899	26,613	26,724	21,744
Diluted	27,384	26,795	26,933	24,430

Mistras Group, Inc.

Unaudited Operating Data by Segment

(in thousands)

	Three months ended May 31,		Year ended May 31,
	2011	2010	2011	2010

Revenues
Services	$85,041	$68,230	$283,139	$227,782
Products and Systems	10,131	5,738	26,105	18,875
International	9,736	7,598	36,798	30,920
Corporate and eliminations	(2,779)	(1,782)	(7,453)	(5,449)
	$102,129	$79,784	$338,589	$272,128

	Three months ended May 31,		Year ended May 31,
	2011	2010	2011	2010

Gross profit
Services	$24,479	$20,132	$77,883	$61,963
Products and Systems	4,799	2,698	13,239	9,915
International	3,456	2,456	12,922	11,668
Corporate and eliminations	(514)	59	(641)	(408)
	$32,220	$25,345	$103,403	$83,138

Mistras Group, Inc.

Unaudited Reconciliation of
Net Income Attributable to Mistras Group, Inc. to EBITDA and Adjusted EBITDA

(in thousands)

	Three months ended May 31,		Year ended May 31,
	2011	2010	2011	2010
EBITDA and Adjusted EBITDA data
Net income attributable to Mistras Group, Inc.	$6,718	$5,278	$16,431	$10,429
Interest expense	816	706	2,773	3,531
Provision for income taxes	3,940	2,835	10,502	6,527
Depreciation and amortization	4,984	3,774	18,592	15,183
EBITDA	$16,458	$12,593	$48,298	$35,670
Legal reserve	(78)	—	273	(297)
Large customer bankruptcy	—	(372)	—	395
Stock compensation expense	1,071	835	3,751	2,695
Acquisition related costs	—	614	—	614
Loss on extinguishment of debt	—	—	—	387
Adjusted EBITDA	$17,451	$13,670	$52,322	$39,464